InforMedix Closes on First Tranche of PIPE Financing


ROCKVILLE, MD - January 27, 2006 -- InforMedix Holdings, Inc. (OTCBB: IFMX) announced today that it closed on the first tranche of $1,380,000, in a PIPE (a Private Investment in a Public Entity) offering that will enable the Company to expand its sales and marketing efforts nationally of its Med-eMonitor System, and general working capital purposes. The offering will continue until an aggregate of $4.8 million of securities are sold or the offering is terminated.

Company officials said each $10,000 investment unit consisted of 1 share of Series A Preferred Stock, initially convertible into 62,500 shares of the Company's common stock at $.16 per share, Series A-1 warrants to purchase 31,250 shares of common stock of InforMedix exercisable at $.24 per share, and Series A-2 warrants to purchase 31,250 shares of common stock of InforMedix at $.32 per share.

Dr. Bruce Kehr, chairman and CEO, said, "The Med-eMonitor System, InforMedix' patented solution for improving medication and plan adherence and reducing costs has consistently achieved medication adherence rates of greater than 90% in a variety of clinical settings, as documented in peer-reviewed medical journals. Average patient medication adherence rates of 50% cost the U.S healthcare system $100 billion annually in hospital expenses alone, and $300 billion in total annual costs. Since increased medication adherence directly results in reduced costs and improved clinical outcomes, InforMedix' Med-eMonitor System is beginning to gain traction in the medication adherence marketplace. We now intend to build upon this early sales traction by implementing our national sales and marketing campaign into this market."

The securities sold in this offering and those to be offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is not being used for the purpose of conditioning the market in the United States for any of the securities offered.

InforMedix has developed the Med-eMonitor System as the Medication Adherence Solution for disease management and clinical drug trial markets. InforMedix has integrated a portable patient-interactive monitoring device, hardware, software and networked communications system to enable disease management programs, pharmaceutical and biotechnology companies, and medical researchers to efficiently monitor and manage patients' medication compliance, protocol adherence, clinical response, and drug safety. Med-eMonitor is specifically designed to improve patient medication compliance and protocol adherence in disease management and clinical drug trial programs. The Med-eMonitor System leverages InforMedix's strong intellectual property consisting of 15 issued patents and 12 patents pending. InforMedix's patents have been cited as prior art by patent examiners in over 150 other issued patents. To find out more about InforMedix, Inc. (OTCBB: IFMX), visit our website at www.informedix.com.

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This press release contains "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. References made to the discussion of the risk factors are detailed in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2004, our prospectus dated March 28, 2005 and our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

          For additional information about the Company, please contact:

    Bruce A. Kehr, M.D.                   Linda Oaster, Director of Sales
    Chairman and CEO                      InforMedix, Inc.
    InforMedix, Inc.                      5880 Hubbard Drive
    5880 Hubbard Drive                    Rockville, MD 2085
    Rockville, MD 20852                   Tel: 336-644-6499
    Tel: 301-984-1566                     linda.oaster@informedix.com
    bruce.kehr@informedix.com